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                                                                  EXHIBIT (b)(3)

                                                                Sept. 18th, 1998

                                CREDIT AGREEMENT

BETWEEN:

CARMEUSE S.A., having registered offices at Parc Scientifique Athena, Boulevard de Lauzelle, 65-1348 Louvain-la-Neuve (Belgium)

represented by Mr Yves WILLEMS, Director and Mr Jacques-Bernard DE JONGH, Director.

hereinafter referred to as : "THE LENDER"

AND:

CARMEUSE LIME INC., having registered offices at 390, East Joe Orr Road, Chicago Heights, Illinois 60411 (United States).

represented by Mr Jacques GERMAY, Chairman and Mrs Suzanne RITZLER, General Counsel.

hereinafter referred at as : "THE BORROWER"

Hereinafter collectively referred to as : "THE PARTIES".


                ACCORDINGLY, THE PARTIES HAVE AGREED AS FOLLOWS

ART. 1

The Lender agrees to grant to the Borrower, upon the terms and conditions hereof, a Revolving Credit Facility for an aggregate amount of USD 350 mios (three hundred and fifty millions US dollars).

The Borrower can drawdown advances within the credit line for period of 1, 3 or 6 months.

ART. 2

The Borrower shall use the proceeds of any advance for the acquisition, directly or indirectly, of Dravo Corporation shares or any funding needs requested by the Tender Offer launched by Carmeuse Group on Dravo Corporation.

ART. 3

Any drawdown or advance related to this agreement will be minimum of USD 10,000,000 with a maximum up to the total amount of the credit line. At any time, the aggregate outstanding advances granted by the Lender to the Borrower will never exceed the aggregate amount of the Credit line.

ART. 4

The Borrower will advise the Lender of any request of advance at least three business days prior to date of drawdown.

ART. 5

In any case, this Credit Agreement will be valid for a 6 months period with full repayment of advances and interests at the end of such period.
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                                                                Sept. 18th, 1998

ART. 6

The rate of interests applied on any drawdown or advances made under the present agreement will be the Libor of the concerned period of drawdown plus a margin of 75 basis points.

The calculation of interests will be achieved on 360 days a year basis, taking into account the actual number of days elapsed during the drawdown period.

ART. 7

The Borrower will pay the interests in net amount, after application of withholding taxes if any.

ART. 8

This agreement shall be construed and governed in accordance with the laws of the Kingdom of Belgium.

The jurisdiction will be the Court of Nivelles.


                                               Signed on September 18th, 1998 in
                                               two original copies, each party
                                               acknowledging having received a
                                               duly executed copy.

                               FOR CARMEUSE S.A.,

     /s/ JACQUES-BERNARD DE JONGH                       /s/ YVES WILLEMS
    --------------------------------             -------------------------------
        Jacques-Bernard DE JONGH                          Yves WILLEMS
                Director                                    Director


                            FOR CARMEUSE LIME INC.,

       /s/ SUZANNE RITZLER                             /s/ JACQUES GERMAY
    ------------------------                     -------------------------------
         Suzanne RITZLER                                 Jacques GERMAY
         General Counsel                                    Chairman